FOR IMMEDIATE RELEASE

 For more information, contact:

 Kevin Waetke, Director, Corporate Communications       (515) 281-2785
 Jodie Stephens, Director, Investor Relations           (515) 281-2204

     BERKSHIRE HATHAWAY, WALTER SCOTT, JR. AND DAVID L. SOKOL COMPLETE
             ACQUISITION OF MIDAMERICAN ENERGY HOLDINGS COMPANY

 Des Moines, Iowa - March 14, 2000 - MidAmerican Energy Holdings Company (NYSE: MEC, PCX and London) announced today that an investor group that includes Berkshire Hathaway Inc., Omaha, Nebraska businessman Walter Scott, Jr., and David L. Sokol, MidAmerican's chairman and chief executive officer, has completed its acquisition of MidAmerican pursuant to a previously announced merger agreement.

 In accordance with the merger agreement, MidAmerican's common shareholders (other than the members of the investor group and shareholders who have perfected dissenters' rights) will receive $35.05 per share in cash. The per-share purchase price represents a 29% premium over the closing price of $27.25 on Friday, October 22, 1999, the last trading day prior to the merger agreement announcement. With the completion of the transaction, MidAmerican is now a privately owned company with publicly traded fixed-income securities. MidAmerican's common stock, traded under the symbol MEC, after today will no longer be traded on the New York Stock Exchange, the Pacific Exchange or the London Stock Exchange.

 "We will now be better able to make strategic decisions for the long-term benefit of the company, its employees, the communities we serve and our customers," said David Sokol. "We feel this investment by Berkshire Hathaway is a ringing endorsement of our strategy by one of the most successful investment entities ever created."

 As previously announced, the transaction was approved by MidAmerican's shareholders on January 27, 2000, and has received all required regulatory approvals. Regulators will continue to oversee MidAmerican's utility operations.

 Sokol added that MidAmerican would continue its focus on targeted growth, competing in a restructured environment, actively supporting the communities in which it does business, and providing high-quality service to its customers.

 The Company's name stays the same and headquarters will continue to be located in Des Moines, Iowa, with the office of the chairman and chief executive officer remaining in Omaha, Nebraska, to focus on strategic planning, mergers and acquisitions, and global development.

 Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

 MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, USA, has approximately 9,7000 employees. Through its retail utility subsidiaries, MidAmerican Energy in the U.S. and Northern Electric in the U.K., the company provides electric service to approximately 2 million customers and natural gas service to 1.2 million customers worldwide. The company manages, owns interests and has under contract approximately 9,700 net megawatts of diversified power generation facilities in operation, construction and development. Information about MidAmerican and its three principal subsidiary companies is available on the Internet at http://www.midamerican.com.

 Certain information included in this release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the company has identified important factors that could cause actual results to differ materially from such expectations, including development uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to geothermal resources, uncertainties relating to domestic and international economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the company's SEC filings, including the company's Report on Form 8-K dated March 26, 1999, incorporated herein by reference, for a description of such factors. The company assumes no responsibility to update forward-looking information contained herein.